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                                                                     Exhibit 5.1




                                     October 14, 1997



Silicon Valley Group, Inc.
101 Metro Drive, Suite 400
San Jose, CA  95110

        RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on October 14, 1997, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 489,296 shares of your Common Stock (the "Shares") to be sold by International Business Machines Corporation (the "Selling Stockholder") from time to time. As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Stockholder in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

        It is our opinion that the Shares, when sold by the Selling Stockholder in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation